ORTEC INTERNATIONAL, INC.

FOR IMMEDIATE RELEASE

FDA Requests Confirmatory Trial for Approval of PMA for OrCel

in the Treatment of Venous Ulcers

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New York, NY (BW HealthWire) – April 29, 2005 - New York, NY – Ortec International, Inc, (ORTN) announced today that after submitting clinical data that demonstrated clinical significance in both the Intent to Treat (ITT) Population (all patients treated in the trial) as well as those patients with ulcers for which use of OrCel® is indicated (partial and full thickness ulcers extending into dermis but not into the fascia), the Food and Drug Administration (FDA) recommended that a confirmatory trial, involving only those patients for which OrCel® is indicated, is necessary. While the FDA indicated the clinical data showed promise for the effective treatment of venous ulcers, and this potential benefit was further reinforced by the clinical data we provided, they believe additional data is necessary to demonstrate reasonable assurance of safety and effectiveness of OrCel® in patients with venous leg ulcers. The FDA believes the analysis of the patients for which OrCel® is indicated was not prospectively defined and accordingly recommended an additional prospective clinical trial to confirm Ortec’s findings. Ortec estimates that approximately 40 patients will be required in the study.

Ron Lipstein, Vice Chairman and Chief Executive Officer of Ortec, commenting on the FDA’s recommendations said, “We feel strongly that we have a safe and effective treatment for venous ulcers and that the approach and statistical methodologies used in the clinical trial were appropriate and similar to those used previously to support FDA approval of comparable products on the market. However, in response to the FDA’s recommendation, we will work closely with the FDA to design and undertake the confirmatory trial that is expected to lead to the approval of the PMA for OrCel®. We, together with our marketing and manufacturing partner, Cambrex, will take the required steps to obtain regulatory approval of OrCel®.”

Concurrently, Ortec intends to initiate a resolution process with the FDA. As part of this formal process with the FDA, Ortec expects to provide data that will be made available through public filings.

About Ortec International, Inc.

Ortec International, Inc., (ORTN), is a tissue-engineering company involved in the commercialization of a proprietary and patented technology to stimulate the repair and regeneration of human tissue. Ortec’s current focus is the application of its OrCel® (Bilayered Cellular Matrix) to heal chronic and acute wounds. OrCel® is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair. In addition to having received FDA approvals for the treatment of Epidermolysis Bullosa and donor sites in burn patients, a pivotal clinical trial has been completed for venous ulcers, and a PMA has been filed. In addition, the FDA has granted Ortec approval to initiate a pivotal trial in diabetic foot ulcers. Ortec believes that its platform technology may extend to the regeneration of other human tissue such as tendons, ligaments, cartilage, bone, muscle and blood vessels. For more information, visit Ortec’s website at http://www.ortecinternational.com.

This news release may contain "forward-looking statements" for the purposes of the United States Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act, without limitation, statements regarding expected FDA approvals, clinical trial results, product performance, expectations with respect to sales, gross margins, research and development expenditures, earnings per share, capital expenditures, collaborations, or other expansion opportunities. These statements may be identified by words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, competitive pricing or product developments, government legislation and/or regulations, technology, manufacturing, legal and patent issues, suppliers, capital availability, personnel changes, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Company's filings with the United States Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:

IR@ortecinternational.com

Attention: Michele A. Maurice

(646) 218-1861